Exhibit 99.1

Ivy Hill Asset Management Appointed Investment Manager of
American Capital Senior Floating, Ltd.

Ivy Hill, a Wholly Owned Portfolio Company of Ares Capital Corporation, Invests Primarily in Middle Market Loans and has $3.6 Billion in AUM

Kevin Braddish Appointed as Chief Executive Officer and a Director of American Capital Senior Floating, Ltd.

NEW YORK, NY—January 4, 2017— American Capital Senior Floating, Ltd. (NASDAQ:ACSF) announced today that the appointment of  Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC), as ACSF’s new investment manager became effective on January 3, 2017.  In addition, Kevin Braddish, the President of Ivy Hill, has been appointed as Chief Executive Officer and a Director of ACSF.

On December 19, 2016, ACSF’s Board of Directors approved both interim and regular investment management agreements with Ivy Hill, as permitted under SEC rules, and an administration agreement with Ares Operations LLC, a subsidiary of Ares Management, L.P. (NYSE: ARES), subject to the completion of Ares Capital’s acquisition of American Capital, Ltd.  On January 3, 2017, upon consummation of Ares Capital’s acquisition of American Capital, Ltd., the interim investment management agreement became effective and will remain in effect pending stockholder approval of the regular investment management agreement.  The regular investment management agreement is expected to be submitted to ACSF stockholders at a special stockholder meeting during the first half of 2017.

Ivy Hill is an SEC-registered investment adviser with total assets under management of approximately $3.6 billion across approximately 20 vehicles as of September 30, 2016, including collateralized loan obligations (CLOs) and separately managed accounts. The experienced and dedicated team is focused on investing in and managing primarily middle market senior secured loans. Additionally, Ivy Hill leverages the experience, investment expertise, market knowledge and back office infrastructure of Ares Management, L.P., a global alternative asset manager with approximately $100 billion in assets under management as of September 30, 2016, pro forma for Ares Capital’s acquisition of American Capital, Ltd.

As an experienced investment executive with more than 30 years of experience, Mr. Braddish has been the President of Ivy Hill Asset Management since 2010.  Prior to joining Ivy Hill, Mr. Braddish was a Founder and Chief Investment Officer of Emporia Capital Management, LLC, an asset management subsidiary of Allied Capital Corporation that focused on broadly syndicated and middle market loans.  Mr. Braddish was also a Managing Director and Group Head for Commercial Lending at PB Capital and a Senior Originator in the Commercial Finance Group of GE Capital.  Mr. Braddish began his career at the Bank of New York, where he focused in a variety of commercial lending areas.

“We would like to thank the ACSF Board of Directors for its support and confidence in us,” said Kevin Braddish, President of Ivy Hill and Chief Executive Officer of ACSF. “We look forward to managing the company’s investment portfolio in a manner consistent with its existing investment strategy and in the best interests of our stockholders.”

About American Capital Senior Floating, Ltd.

American Capital Senior Floating, Ltd. (NASDAQ:ACSF) is a non-diversified closed-end investment management company that invests primarily in senior first lien and second lien floating rate loans to large-market U.S. based companies (“Senior Floating Rate Loans”) and in debt and equity tranches of collateralized loan obligations collateralized by Senior Floating Rate Loans.  The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended.  The Company is externally managed by Ivy Hill Asset Management, L.P. For further information, please refer to www.ACSF.com.

About Ivy Hill Asset Management L.P.

Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ:ARCC), is an SEC-registered investment adviser, comprised of an experienced team of investment professionals focused on investing in and managing primarily middle market senior secured assets through structured investment vehicles and managed accounts. As of September 30, 2016, Ivy Hill had total assets under management of approximately $3.6 billion across approximately 20 vehicles.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission (“SEC”). American Capital Senior Floating, Ltd. undertakes no duty to update any forward-looking statements made herein.

Additional Information and Where to Find It

ACSF plans to file with the SEC and mail to its stockholders a proxy statement on Schedule 14A (the “Proxy Statement”) soliciting stockholder approval of the regular investment management agreement. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, CAREFULLY AND IN THEIR ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the Proxy Statement and other documents filed with the SEC by ACSF, free of charge, from the SEC’s web site at www.sec.gov and from ACSF’s web site at www.acsf.com. Investors and security holders may also obtain free copies of the Proxy Statement and other documents filed with the SEC from ACSF by contacting ACSF’s Investor Relations Department at 888-818-5298.

Participants in the Solicitation

ACSF and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies. Information regarding ACSF’s directors and executive officers is available in its definitive proxy statement for its 2016 annual meeting of stockholders filed with the SEC on November 7, 2016. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in ACSF’s 2016 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed by such directors or executive offices, as the case may be, with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it becomes available. These documents may be obtained free of charge from the sources indicated above.

Media Relations:
Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com
or
Investor Relations:

Jana Markowicz, 888-818-5298
markowicz@aresmgmt.com
or
Carl Drake, 888-818-5298
cdrake@aresmgmt.com

or

Veronica Mendiola, 212-808-1150

vmendiola@aresmgmt.com